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                                                                   EXHIBIT 12

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


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
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Years Ended December 31,                            1997           1996          1995           1994           1993
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
Earnings:
   Income before cumulative
      effect of change
      in accounting principle .......              $304,380     $ 298,273      $ 21,344        $183,171    $188,494
   Add income taxes (excluding
      cumulative effect of change
      in accounting principle) ......               147,053       155,830         2,943          82,427      99,906
                                                   --------     ---------      --------        --------    --------
         Income before income taxes .               451,433       454,103        24,287         265,598     288,400
   Distributed income from
      unconsolidated investees, less
      equity in earnings thereof ....                 1,653        (1,084)        1,501             560       2,960
                                                   --------     ---------      --------        --------    --------
         Subtotal ...................               453,086       453,019        25,788         266,158     291,360
                                                   --------     ---------      --------        --------    --------

   Add fixed charges:
      Interest on long-term debt,
         including amortization of
         debt discount and expense
         less premium ...............               104,927       101,814        95,823          88,788      85,265
      Other interest expense ........                 9,116         7,224        14,732           7,992       4,995
      Portion of rentals deemed to
         be representative of the
         interest factor ............                10,112         9,449         9,565           8,486       8,378
      Fixed charges associated
         with 50% projects with debt                  2,016         2,157         1,388              --          --
                                                   --------     ---------      --------        --------    --------
TOTAL FIXED CHARGES .................               126,171       120,644       121,508         105,266      98,638
                                                   --------     ---------      --------        --------    --------
TOTAL EARNINGS ......................              $579,257     $ 573,663      $147,296        $371,424    $389,998
                                                   ========     =========      ========        ========    ========

RATIO OF EARNINGS TO FIXED
   CHARGES ..........................                  4.59          4.76          1.21            3.53        3.95
                                                   ========     =========      ========        ========    ========
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